Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond VA 23219-0501 +1 804.444.6397 www.mwv.com

PRESS RELEASE

Media Relations	Investor Relations
Tucker McNeil tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Second Quarter Sales and Earnings Growth

Second Quarter Highlights:

•	Earnings from continuing operations of $0.44 per share (ex-items $0.46 per share)

•	Sales growth of 3.5%, including higher volumes and better pricing in targeted packaging and specialty chemicals markets

•	Income from continuing operations grew 13%

RICHMOND, VA – July 25, 2012 – MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported a 3.5 percent sales increase for the second quarter of 2012, reflecting increased volumes of higher value products in targeted packaging and specialty chemical end markets, as well as increased land sales.

Income from continuing operations of $78 million, or $0.44 per share ($82 million or $0.46 per share ex-items) was up 13 percent versus the prior year. The company’s profit improvement was driven primarily by higher volumes, pricing and product mix improvement, productivity gains, and higher earnings from land sales.

“We continue to successfully execute our profitable growth strategy and navigate through a difficult economic environment,” said John A. Luke, Jr., chairman and chief executive officer of MWV. “In many cases we are outperforming the broader market with our strategy targeting end markets and geographies with our differentiated solutions.”

Luke continued, “Our steady progress can be traced directly to our focus on four strategic pillars – commercial excellence, insights-driven innovation, emerging markets growth, and expanded participation with new technologies. We did well in each of these areas during the second quarter, and continue to believe that it is the right strategy for long-term profitable growth.”

“We are financially strong, generating positive cash flow, returning value to shareholders, and investing in our profitable growth initiatives – all while steering through a number of challenging factors in the external environment. Though we expect a continued slowdown in economic activity through the second half of the year, we are confident that success with our profitable growth strategy, coupled with disciplined execution on the controllable elements of our business, will enable us to continue to make steady progress,” Luke concluded.

Quarterly Comparison

Sales from continuing operations in the second quarter of 2012 were $1.42 billion compared to $1.38 billion in the second quarter of 2011. Income from continuing operations in the second quarter of 2012 was $78 million, or $0.44 per share, and included after-tax restructuring charges of $4 million, or $0.02 per share. Income from continuing operations in the second quarter of 2011 was $69 million, or $0.40 per share, and included after-tax restructuring charges of $5 million, or $0.03 per share. The effect of after-tax restructuring charges on earnings per share from continuing operations is as follows:

	Second Quarter 2012	Second Quarter 2011
Earnings per share from continuing operations, as reported	$0.44	$0.40

Restructuring charges	0.02	0.03

Earnings per share from continuing operations, as adjusted [1]	$0.46	$0.43

[1]	Refer to “Use of Non-GAAP Measures” section of this document.

Second Quarter Segment Results

Following is a summary of second quarter 2012 results by business segment. All comparisons of the results for the second quarter of 2012 are with the second quarter of 2011 on a continuing operations basis. As previously announced, effective January 1, 2012, the company changed its segment reporting of its packaging businesses. More information on the new Food & Beverage; Home, Health & Beauty; and Industrial segments, including segment descriptions, end market and geographic sales breakdowns, and operating strategies, is available at: http://www.meadwestvaco.com/PackagingSegments/index.htm.

Food & Beverage

•	1% sales growth

•	5% profit decline

In the Food & Beverage segment, sales grew to $808 million in the second quarter of 2012 compared to $802 million in the second quarter of 2011. Profit declined to $100 million in the second quarter of 2012 compared to $105 million in the second quarter of 2011.

Sales growth was led by improved pricing and product mix and by sales volumes from the new caps and closures business (Polytop) acquired in the fourth quarter of 2011. Overall food and beverage packaging volumes declined; however, volumes increased in tobacco packaging due to gains with global strategic customers in Asia. Beverage packaging continues to be impacted by the ongoing global economic climate, particularly in Europe; however, volumes outperformed industry trends driven by growth in North America and Asia. In food packaging, strong volumes in differentiated frozen food and liquid packaging were more than offset by volume declines in more standard food packaging. Sales in all food and beverage packaging markets were negatively impacted by unfavorable foreign currency exchange compared to 2011.

Profit performance primarily reflects the benefit of pricing and product mix improvement and solid productivity gains. These benefits were more than offset by higher costs for certain raw materials and freight, unfavorable foreign currency exchange and lower overall volume.

Home, Health & Beauty

•	2% sales growth

•	38% profit growth

In the Home, Health & Beauty segment, sales increased to $203 million in the second quarter of 2012 compared to $199 million in the second quarter of 2011. Profit increased to $11 million in the second quarter of 2012 compared to $8 million in the second quarter of 2011.

Sales growth was led by volume gains in home and garden and healthcare packaging and also by the addition of new business in caps and closures. The segment also benefited from improved pricing and product mix. These benefits were partially offset by lower European folding carton sales in beauty and personal care packaging and unfavorable foreign currency exchange. In home and garden packaging, the segment’s volumes outpaced underlying industry trends with continued gains in key trigger and aerosol product lines with global customers. In healthcare packaging, volume growth was driven by strong demand for the segment’s preservative free medical pumps and standard folding cartons. Adherence-enhancing packaging volume was down slightly as the segment’s key retail partners transition to Shellpak Renew, a new paperboard-based, adherence-enhancing solution introduced in the second quarter.

Profit performance reflects lower costs for certain raw materials, productivity gains, increased volume, pricing and product mix improvements, and earnings from the new caps and closure business.

Industrial

•	15% sales decline

•	36% profit decline

In the Industrial segment, sales declined to $111 million in the second quarter of 2012 compared to $130 million in the second quarter of 2011. Profit declined to $14 million in the second quarter of 2012 compared to $22 million in the second quarter of 2011.

Overall sales volumes were strong, as the segment continued to increase its share of corrugated packaging for targeted meat, produce, raw materials and consumer products end markets. Despite lower overall growth in Brazil, the segment’s volumes strongly outpaced the growth rate of the corrugated industry from its strategy of delivering innovative, high-quality solutions to the fastest growing end markets. These gains were more than offset by unfavorable foreign currency exchange from the significant depreciation of the Real versus the Dollar and, to a lesser extent, by the negative mix impact from initial volumes, which consist of more standard solutions, from the segment’s new box plant in Araçatuba.

Profit performance primarily reflects unfavorable foreign currency exchange and product mix, as well as higher labor costs. These impacts were partially offset by strong volume growth in corrugated packaging.

The segment will start-up its new paperboard machine in Tres Barras at the end of July 2012 and expects significant earnings and cash flow contribution from the Brazil expansion project in 2013.

Specialty Chemicals

•	14% sales growth

•	11% profit growth

In the Specialty Chemicals segment, sales increased to $246 million in the second quarter of 2012 compared to $216 million in the second quarter of 2011. Profit increased to $62 million in the second quarter of 2012 compared to $56 million in the second quarter of 2011.

Sales growth was led by solid volume growth in targeted pine chemicals and carbon technology markets. Penetration of higher value pine chemicals end markets of adhesives, asphalt and oilfield services drove pricing and product mix improvement. These gains were slightly offset by unfavorable foreign currency exchange.

Profit performance reflects volume growth and product pricing and mix improvement across targeted higher value pine chemicals and carbon technology solutions. Favorable productivity also contributed to results. These benefits were partially offset by inflation in certain raw materials and freight, and unfavorable foreign currency exchange.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $56 million in the second quarter of 2012 compared to $30 million in the second quarter of 2011. Profit was $27 million in the second quarter of 2012 compared to $6 million in second quarter of 2011. Profit from real estate activities was $25 million in the second quarter of 2012 compared to $5 million in 2011. The segment sold approximately 15,300 acres for gross proceeds of $34 million in the second quarter of 2012 compared to approximately 4,700 acres for gross proceeds of $11 million in the second quarter of 2011. Profit from forestry operations and leasing activities was $2 million in the second quarter of 2012 compared to $1 million in the second quarter of 2011.

Other Items

On May 1, 2012, the company completed the spinoff of its Consumer & Office Products business and subsequent merger of that business with ACCO Brands Corporation. MeadWestvaco shareholders received approximately one share of ACCO Brands Corporation stock for every three shares of MeadWestvaco stock they owned of record as of April 24, 2012. In accordance with terms of the transaction, MeadWestvaco received cash totaling $460 million on a tax-free basis during the second quarter of 2012. The spin-off of the net assets of the Consumer & Office Products business included cash totaling $59 million pursuant to MeadWestvaco satisfying a working capital requirement, subject to certain post-closing adjustments.

In the second quarter of 2012, total pre-tax input costs of energy, raw materials and freight increased $15 million over the second quarter of 2011 on a continuing operations basis.

In the second quarter of 2012, the pre-tax impact from foreign currency exchange was $21 million unfavorable compared to the second quarter of 2011 on a continuing operations basis.

Cash flow provided by operating activities was about $110 million in the first half of 2012 compared to $137 million in the first half of 2011.

Capital spending from continuing operations increased to $323 million in the first half of 2012 compared to $258 million in the first half of 2011 primarily driven by the expansion of the industrial packaging business in Brazil, as well as from the construction of a biomass boiler at the Covington facility.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate attributable to continuing operations, including the effects of discrete tax items, was 32 percent in the second quarter of 2012 compared to 31 percent in the second quarter of 2011. The annual effective tax rate attributable to continuing operations in 2012, excluding the effects of discrete tax items, is expected to be about 34 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the second quarter of 2012. On June 26, 2012, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on September 3, 2012 to shareholders of record at the close of business on August 1, 2012.

Outlook

In the third quarter of 2012, MWV expects earnings to be lower compared to year-ago levels on a continuing operations basis due to weakening global demand, unfavorable foreign currency and lower land sales. Start-up expenses related to the new paperboard machine in Brazil will also significantly impact Industrial segment third quarter earnings. The new machine will begin operating at the end of July 2012 and is expected to contribute significant earnings and cash flow in 2013. This, along with sustained momentum with its profitable growth strategy that includes commercial excellence, innovation, emerging markets, and expanded participation with new technologies, gives MWV confidence in achieving its 3 to 5 year performance goals of 5 percent-plus annual sales growth and 7 to 10 percent annual earnings growth.

Use of Non-GAAP Measures

The presentation of earnings per share from continuing operations, adjusted to exclude restructuring charges, is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business because it excludes charges that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 288-8960 (toll-free domestic) or 1 (612) 332-0107 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on July 25, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 253381.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 15,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011[1]	2012	2011[1]
Net sales	$1,423	$1,375	$2,736	$2,625

Cost of sales	1,098	1,062	2,138	2,028
Selling, general and administrative expenses	179	173	340	329
Interest expense	35	41	76	84
Other income, net	(5)	(1)	(14)	(20)

Income from continuing operations before income taxes	116	100	196	204
Income tax provision	38	31	68	65

Income from continuing operations	78	69	128	139

Income from discontinued operations, net of income taxes	10	20	9	15

Net income attributable to the company	$88	$89	$137	$154

Net income per diluted share attributable to the company:
Income from continuing operations	$0.44	$0.40	$0.73	$0.80
Income from discontinued operations	0.06	0.11	0.05	0.09

Net income attributable to the company	$0.50	$0.51	$0.78	$0.89

Shares used to compute net income per diluted share	176.7	174.5	176.2	173.6

[1]	Certain amounts in 2011 have been recast to conform to the presentation of discontinued operations of the Consumer & Office Products business that was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$531	$656
Accounts receivable, net	666	591
Inventories	643	579
Other current assets	113	63
Current assets of discontinued operations [1]	—	353

Current assets	1,953	2,242

Property, plant, equipment and forestlands, net	3,497	3,442
Prepaid pension asset	1,094	969
Goodwill	662	668
Other assets	1,084	1,089
Non-current assets of discontinued operations [1]	—	353

	$8,290	$8,763

Liabilities and Equity
Accounts payable	$568	$601
Accrued expenses	480	489
Notes payable and current maturities of long-term debt	29	254
Current liabilities of discontinued operations [1]	—	136

Current liabilities	1,077	1,480

Long-term debt	1,866	1,880
Other long-term obligations	1,239	1,244
Deferred income taxes	922	915
Non-current liabilities of discontinued operations [1]	—	43

Shareholders’ equity	3,165	3,182
Non-controlling interest	21	19

Total equity	3,186	3,201

	$8,290	$8,763

[1]	Amounts attributable to discontinued operations at December 31, 2011 reflect the discontinued operations treatment of the Consumer & Office Products business that was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011[1]	2012	2011[1]
Sales
Food & Beverage	$808	$802	$1,555	$1,516
Home, Health & Beauty	203	199	403	395
Industrial	111	130	225	251
Specialty Chemicals	246	216	453	393
Community Development and Land Management	56	30	102	73

Total	1,424	1,377	2,738	2,628
Inter-segment eliminations	(1)	(2)	(2)	(3)

Consolidated totals	$1,423	$1,375	$2,736	$2,625

Segment profit
Food & Beverage	$100	$105	$163	$187
Home, Health & Beauty	11	8	23	16
Industrial	14	22	33	42
Specialty Chemicals	62	56	120	105
Community Development and Land Management	27	6	41	36

Subtotal	214	197	380	386
Corporate and Other [2]	(98)	(97)	(184)	(182)

Consolidated totals [3]	$116	$100	$196	$204

[1]

The company implemented changes to its segment reporting effective January 1, 2012. From 2006 through 2011, the company had two segments for its packaging business: Packaging Resources and Consumer Solutions. Effective January 1, 2012, the company’s new organizational structure consists of three packaging segments: Food & Beverage; Home, Health & Beauty; and Industrial. The information presented for the 2011 periods has been conformed to the new segment reporting structure.

[2]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

[3]	Represents income from continuing operations attributable to the company before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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